Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2010 THIRD QUARTER RESULTS

Third Quarter 2010 Highlights:

•	Record quarterly sales drive GAAP earnings of $0.61 per diluted share; adjusted earnings of $0.49 per diluted share
•	Industrial Distribution: Record quarterly sales: up 37%, organic sales per sales day* up 17%
•	Operating Margins: Aerospace, 15.7% (adjusted); Industrial Distribution, 3.8%
•	Joint Programmable Fuze: Quarterly deliveries of over 9,000 fuzes

BLOOMFIELD, Connecticut (November 1, 2010) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the third quarter ended October 1, 2010.

Summary of Financial Results
In thousands except per share amounts - unaudited
	For The Three Months Ended
	October 1, 2010		October 2, 2009	$ Change
Net sales:
Industrial Distribution	$223,127		$162,921	$60,206
Aerospace	136,418		126,980	9,438
Net sales	$359,545		$289,901	$69,644

Operating income:
Industrial Distribution	$8,494		$3,388	$5,106
Aerospace	19,017	a	19,906	(889)
Net gain (loss) on sale of assets	(5)		(3)	(2)
Corporate expense	(7,914)		(8,625)	711
Operating income	$19,592	b	$14,666	$4,926

Diluted earnings per share	$0.61		$0.37	$0.24

Adjustments	(0.12	)c	-	(0.12)
Adjusted diluted earnings per share	$0.49		$0.37	$0.12

aAdjusted Aerospace operating income is $20,986
bAdjusted consolidated operating income is $21,561
cReconciliation of non-GAAP financial information is presented on page 4

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "Stronger performance across our businesses allowed us to end the third quarter with higher sales and profitability than originally anticipated. In our Industrial Distribution segment, organic daily sales increased 3.6% sequentially over the second quarter of 2010 and the acquisitions completed earlier this year are proving to be more accretive than projected. In our Aerospace segment, after resuming production of JPF fuzes in August, we were able to achieve a higher rate of output than anticipated in our outlook and we transitioned to the more profitable Option 6 of the contract. We also achieved record BLACK HAWK cockpit deliveries. Despite the anticipated top line weakness of our aerospace bearing product lines, the strength of our diversified product portfolio allowed us to report an increase in Aerospace sales and maintain flat operating margins, excluding the charge associated with the resolution of the pricing of the Company’s contract to produce the composite tail rotor pylon (TRP) for the Sikorsky MH-92 helicopter program. Given the improved profitability in Industrial Distribution, we expanded our consolidated operating margin by approximately 250 basis points during the quarter (on a non-GAAP basis).  We are encouraged by the underlying trends we are seeing in our businesses and believe these trends coupled with several new contract awards in our Aerospace business during the quarter should allow us to build on this progress."

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Segment reports follow:

Industrial Distribution segment sales increased 37.0% in the 2010 third quarter to $223.1 million from $162.9 million a year ago.  Acquisitions contributed $35.3 million in sales during the quarter.  On a sales per sales day* basis, organic sales were up 17.1% over last year’s third quarter (see table on page 5 for additional details regarding the Company’s sales per day performance).  Segment operating income for the third quarter of 2010 was $8.5 million, a 150.7% increase from operating income of $3.4 million in the third quarter of 2009.  The operating profit margin for the third quarter of 2010 was 3.8% compared to 3.7% in the second quarter of 2010 and 2.1% in the third quarter of 2009.

Industrial Distribution segment sales for the third quarter of 2010 reflect growth from acquisitions made in 2010 and a healthier business environment for the segment compared to the same period in 2009.  The improved market conditions were broad based across geographies, customers and end markets.  Sales and operating margin were higher on a sequential basis in the third quarter due to the contribution from acquisitions and the better operating environment.

Aerospace segment sales were $136.4 million, an increase of 7.4% from sales of $127.0 million in the third quarter of 2009. The sales increase was primarily attributable to the Joint Programmable Fuze program combined with higher deliveries of BLACK HAWK cockpits and Bell blade components.  These increases were partially off-set by anticipated lower sales of bearing product lines and helicopter services and support revenue.  Operating income for the third quarter of 2010 was $19.0 million, compared to operating income of $19.9 million in the 2009 third quarter. The current quarter includes a pre-tax charge of $2.0 million, or after-tax $0.05 per diluted share related to the resolution of pricing associated with the TRP contract.

Other

During the third quarter of 2010 the company received a look-back interest payment of $6.6 million from the IRS, which was recorded as interest income, and was related to the Australian helicopter program.  Net of tax this resulted in income of $0.17 per diluted share.

Outlook

The company’s updated expectations for full year 2010 include:

•	Aerospace segment sales of $480 million to $490 million
•	Aerospace operating margins of 14.0% to 14.5%, excluding the $2.0 million TRP settlement
•	Industrial Distribution organic sales growth of 10% to 13% yielding sales in a range of $810 million to $830 million when combined with previously announced acquisitions
•	Industrial Distribution segment operating margins of 3.3% to 3.5%
•	Interest expense of approximately $9.8 million (net interest expense will be approximately $3.2 million as a result of the one-time look-back interest benefit)
•	Fourth quarter corporate expenses of approximately $8.5 million to $9.5 million

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Aerospace expectations do not include sales related to either SH-2G(I) inventory or deployment of the unmanned K-MAX aircraft.

Chief Financial Officer William C. Denninger commented, "Given our stronger than expected third quarter performance, we are increasing our outlook for the full year.  The strengthening that we experienced in our Industrial Distribution segment, both organically and in our acquired businesses, provides us with the confidence that we will once again be able to drive significant year-over-year growth in the fourth quarter. In Aerospace, while we expect sales of our bearing product lines to be lower than the prior year, we still expect to generate growth for the segment overall as we deliver a substantial quantity of JPF fuzes in the fourth quarter.  With generally favorable underlying market conditions and internal initiatives gaining traction, Kaman is well positioned as we move toward the end of the year and into 2011."

Please see the MD&A section of the company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) concurrently with the issuance of this release for more information on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, November 2, at 8:30 AM ET.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman and headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

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“Kaman Reports 2010 Third Quarter Results”
November 1, 2010

KAMAN CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information
(In millions except share and per share amounts) (Unaudited)

	For the three months ended		For the nine months ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
NET EARNINGS:
GAAP net earnings as reported	$15.8	$9.6	$23.6	$24.4
Look-back interest benefit	(4.3)	-	(4.3)	-
Aerospace contract settlement	1.3	-	1.3	$-
Non-GAAP adjusted net earnings	$12.8	$9.6	$20.6	$24.4

GAAP earnings per common share - diluted	$0.61	$0.37	$0.91	$0.95
Look-back interest benefit per common share diluted	(0.17)	-	(0.17)	-
Aerospace contract settlement per common share diluted	0.05	-	0.05	-
Non-GAAP adjusted net earnings per common share diluted	$0.49	$0.37	$0.79	$0.95

Weighted average shares outstanding (in thousands) diluted	26,104	25,831	26,071	25,717

AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$136.4	$127.0	$340.1	$381.4

Sales adjustment due to contract settlement	(2.3)	-	(2.3)	-

Adjusted net sales-Aerospace segment	$134.1	$127.0	$337.8	$381.4

GAAP operating income - Aerospace segment	19.0	19.9	40.8	$56.8
% of GAAP Sales	13.9%	15.7%	12.0%	14.9%

Aerospace contract settlement	2.0	$-	2.0	$-
% of adjusted Sales	1.5%	0.0%	0.6%	0.0%

Non-GAAP adjusted operating income - Aerospace segment	$21.0	$19.9	$42.8	$56.8
% of Sales	15.7%	15.7%	12.7%	14.9%

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Non-GAAP Measures Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day – Organic sales per sales day is defined as GAAP “Net sales of the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in the period. Sales days are essentially business days that the company’s branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differs.  The following table illustrates the calculation of sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the company’s Form 10-Q filed with the SEC on November 1, 2010 (in thousands, except days):

	For the three months ended
	October 1, 2010	July 2, 2010	April 2, 2009	December 31, 2009	October 2, 2009
Net sales	$223,127	$210,924	$179,259	$149,754	$162,921
Acquisition related sales	35,254	26,729	-	-	-
Organic sales	$187,873	$184,195	$179,259	$149,754	$162,921

Sales days	63	64	65	60	64
Organic sales per sales day	$2,982	$2,878	$2,758	$2,496	$2,546
% change sequential	3.6%	4.4%	10.5%	-2.0%	2.8%

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.”  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment” GAAP measures from the cash flow statement on page 9 (in thousands):

	For the Nine Months Ended	For the Six Months Ended	For the Three Months Ended
	October 1, 2010	July 2, 2010	October 1, 2010
Net cash provided by (used in) operating activities	$27,120	$13,509	$13,611
Expenditures for property, plant & equipment	(14,505)	(8,124)	(6,381)
Free Cash Flow	$12,615	$5,385	$7,230

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Debt to Capitalization Ratio – Debt to capitalization ratio is calculated by dividing debt by capitalization.  Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.”  Capitalization is defined as Debt plus GAAP “Total shareholders’ equity.”  Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the company and its financial strength.  The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets on page 8 (in thousands):

	October 1, 2010	December 31, 2009
Notes payable	$768	$1,835
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	100,550	56,800
Debt	106,318	63,635
Total shareholders’ equity	353,423	312,900
Capitalization	$459,741	$376,535
Debt to capitalization	23.1%	16.9%

Forward-Looking Statements
This release contains forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 7) management's success in increasing the volume of profitable work at the  Wichita facility; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current reports,  proxy statements and other filings with the U.S. Securities and Exchange Commission.  Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

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A summary of segment information follows (in thousands, unaudited):

Summary of Segment Information

	For the three months ended		For the nine months ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Net sales:
Industrial Distribution	$223,127	$162,921	$613,310	$495,781
Aerospace	136,418	126,980	340,094	381,378
Net sales	$359,545	$289,901	$953,404	$877,159

Operating income:
Industrial Distribution	$8,494	$3,388	$21,019	$9,232
Aerospace	19,017	19,906	40,764	56,803
Net gain (loss) on sale of assets	(5)	(3)	515	37
Corporate expense	(7,914)	(8,625)	(27,023)	(25,836)
Operating income	$19,592	$14,666	$35,275	$40,236

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Net sales	$359,545	$289,901	$953,404	$877,159
Cost of sales	265,782	213,209	703,626	644,301
	93,763	76,692	249,778	232,858
Selling, general and administrative expenses...	74,166	62,023	215,018	192,659
Net (gain)/loss on sale of assets	5	3	(515)	(37)
Operating income	19,592	14,666	35,275	40,236
Interest (income) expense, net.	(3,529)	1,270	862	3,909
Other (income) expense, net	(24)	621	(691)	1,235
Earnings before income taxes	23,145	12,775	35,104	35,092
Income tax expense	7,320	3,151	11,476	10,698
Net earnings	$15,825	$9,624	$23,628	$24,394

Net earnings per share:
Basic net earnings per share	$0.61	$0.37	$0.91	$0.95
Diluted net earnings per share	$0.61	$0.37	$0.91	$0.95

Average shares outstanding:
Basic	25,956	25,672	25,904	25,615
Diluted	26,104	25,831	26,071	25,717

Dividends declared per share	$0.14	$0.14	$0.42	$0.42

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November 1, 2010

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands except share amounts) (Unaudited)

	October 1, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$11,946	$18,007
Accounts receivable, net	176,789	135,423
Inventories	308,016	285,263
Deferred income taxes	24,608	23,040
Income taxes receivable	1,401	-
Other current assets	29,877	20,870
Total current assets	552,637	482,603
Property, plant and equipment, net	86,917	81,322
Goodwill	111,567	88,190
Other intangible assets, net	45,767	29,345
Deferred income taxes	44,154	69,811
Other assets	19,069	21,796
Total assets	$860,111	$773,067

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$768	$1,835
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	101,250	79,309
Accrued salaries and wages	29,160	19,049
Accrued pension costs	5,035	1,105
Accrued contract losses	4,710	1,310
Advances on contracts	2,842	1,800
Current portion of amount due to Commonwealth of Australia	23,546	-
Other accruals and payables	50,059	39,204
Income taxes payable	-	5,458
Total current liabilities	222,370	154,070
Long-term debt, excluding current portion	100,550	56,800
Deferred income taxes	7,878	8,352
Underfunded pension	114,013	157,266
Due to Commonwealth of Australia, excluding current portion	12,467	34,067
Other long-term liabilities	49,410	49,612
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, voting, 26,042,901 and 25,817,477 shares issued, respectively	26,043	25,817
Additional paid-in capital	94,737	89,624
Retained earnings	314,792	302,058
Accumulated other comprehensive income (loss)	(81,283)	(104,042)
Less 63,130 and 51,000 shares of common stock, respectively,
held in treasury, at cost	(866)	(557)
Total shareholders’ equity	353,423	312,900
Total liabilities and shareholders’ equity	$860,111	$773,067

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November 1, 2010

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)(Unaudited)

	For the Nine Months Ended
	October 1, 2010	October 2, 2009
Cash flows from operating activities:
Net earnings	$23,628	$24,394
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities
Depreciation and amortization	15,267	11,802
Change in allowance for doubtful accounts	501	175
Net (gain) loss on sale of assets	(515)	(37)
(Gain) loss on Australian payable, net of loss on derivative instruments	(690)	1,497
Stock compensation expense	3,567	2,406
Excess tax expense (benefit) from share-based compensation arrangements	(214)	(96)
Deferred income taxes	2,247	3,700
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(24,111)	(10,797)
Inventories	(10,690)	30,084
Income tax receivable	(1,401)	2,514
Other current assets	649	777
Accounts payable	11,659	(10,610)
Accrued contract losses	3,400	(2,605)
Advances on contracts	1,042	61
Accrued expenses and payables	9,898	1,762
Income taxes payable	(4,948)	(1,118)
Pension liabilities	(3,121)	(4,971)
Other long-term liabilities	952	(438)
Net cash provided by (used in) operating activities	27,120	48,500

Cash flows from investing activities:
Proceeds from sale of assets	1,087	51
Expenditures for property, plant & equipment	(14,505)	(8,869)
Acquisition of businesses including earn out adjustment, net of cash received	(52,073)	(576)
Other, net	286	(1,735)
Cash provided by (used in) investing activities	(65,205)	(11,129)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	45,629	(11,892)
Debt repayment	(3,750)	(3,750)
Net change in book overdraft	3,013	(1,637)
Proceeds from exercise of employee stock plans	1,817	1,333
Dividends paid	(10,864)	(10,742)
Debt issuance costs.	(2,321)	(3,401)
Windfall tax (expense) benefit	214	96
Other	(362)	133
Cash provided by (used in) financing activities	33,376	(29,860)

Net increase (decrease) in cash and cash equivalents	(4,709)	7,511
Effect of exchange rate changes on cash and cash equivalents	(1,352)	948
Cash and cash equivalents at beginning of period	18,007	8,161
Cash and cash equivalents at end of period	$11,946	$16,620